NewsRelease
For Immediate Release
July 28, 2011

Contact:
John Byczkowski, FHLBank Cincinnati
513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES SECOND QUARTER 2011 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the second quarter ended June 30, 2011. During the second quarter, the FHLBank’s financial condition remained strong. The FHLBank continued to fulfill its mission by providing readily available and favorably priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend on their investment in our company. Highlights include:

•	For the second quarter, net income was $38 million and return on average equity (ROE) was 4.28 percent. These figures compare to net income of $41 million and ROE of 4.66 percent for the same period of 2010. For the first six months of 2011, net income was $80 million and ROE was 4.53 percent, compared to net income of $84 million and ROE of 4.82 percent for the same period of 2010.

•	Total assets at June 30, 2011 were $66.6 billion, a decrease of $5.0 billion (seven percent) from year-end 2010. The decrease in assets at June 30, 2011 primarily reflected lower short-term investment balances at period end. Average asset balances in the first six months of 2011 were $69.4 billion, a decrease of one percent from the same period of 2010. The decline in average asset balances resulted primarily from a decrease in members’ Advance demand and lower loan balances in the Mortgage Purchase Program.

•	Capital adequacy continued to be strong, exceeding all minimum regulatory capital requirements. On June 30, 2011, GAAP capital, which includes $448 million of retained earnings, stood at $3.6 billion, or 5.33 percent of total assets.

•	During the second quarter of 2011, the FHLBank recorded a $1 million provision for credit losses on mortgage loans, which was a decrease from each of the past three quarters and reflected the moderate credit risk in the Mortgage Purchase Program. For the first six months of 2011, the provision for credit losses was $4 million. No provision for credit losses or impairment charges was required on Advances or investments.

•	The FHLBank paid stockholders a cash dividend on June 7, 2011 at a 4.50 percent annualized rate, which was 4.24 percentage points above the second quarter average 3-month LIBOR.

•	The FHLBank added $5 million during the second quarter of 2011 for use in its Affordable Housing Program, continuing the trend of adding to the available funds since the inception of the program in 1990.

Operating Results and Profitability

The ROE spreads to 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment. These spreads were modestly below those in the same periods of 2010, but remained well above long-term historical experience.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
ROE	4.28%	4.66%	4.53%	4.82%
ROE spread to 3-month LIBOR	4.02	4.23	4.24	4.47
ROE spread to overnight Federal funds	4.19	4.47	4.41	4.66

The similar operating results and profitability for the periods shown reflected a relatively stable interest rate environment, balance sheet levels, and risk management activities and exposure. Negative factors impacting net income were as follows:

•	a decrease in earnings from funding assets with interest-free capital as assets continued to reprice into the historically low interest rate environment;

•	lower average Mortgage Purchase Program balances, which normally earn wider spreads than most other assets;

•	narrower spreads on new mortgage assets compared to spreads earned on mortgage assets that paid down; and

•	the increase in the provision for Mortgage Purchase Program credit losses.

Several positive factors partially offset these negative factors, including:

•	lower interest expense resulting from retiring a significant amount of relatively high-cost Consolidated Obligation Bonds before their final maturities throughout the second half of 2010 and the first six months of 2011;

•	a moderate increase in market risk exposure; and

•	normal and moderate changes in the market values of derivatives.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity – comprising Advances, Letters of Credit, and the Mortgage Purchase Program – was $41.7 billion at June 30, 2011 compared to $44.1 billion at year-end 2010.

The principal balance of Advances fell three percent from year-end 2010 to $28.6 billion at June 30, 2011. Continuation of a relatively weak economic recovery brought slow growth in new consumer, mortgage and commercial loans, which resulted in members’ on-going subdued demand for Advances in the first six months. In addition, significant government funding and liquidity programs continued to be available to members, which further reduced Advance demand, continuing a trend that began in 2008. The government’s activities were led by the Federal Reserve System and its quantitative easing programs, which resulted in the banking system holding an extremely large amount of excess reserves.

The FHLBank would expect to see increased Advance demand when the economy improves, the Federal Reserve System’s monetary policy tightens, and the government’s liquidity programs wind down.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $7.5 billion at June 30, 2011, a decrease of $0.2 billion (three percent) from year-end 2010. In the first six months of 2011, the FHLBank purchased $0.6 billion of mortgage loans, while principal paydowns totaled $0.8 billion. Purchases fell short of paydowns because difficulties in the housing and mortgage markets continued to negatively impact the volume of origination and refinancing of mortgage loans which members could sell the FHLBank.

The balance of investments at June 30, 2011 was $27.9 billion, a decrease of 16 percent, or $5.4 billion, from year-end 2010. The change reflected normal day-to-day fluctuation in short-term investment balances, including the FHLBank’s decision to hold $1.8 billion in Federal Reserve deposits on June 30, 2011 due to the extremely low yields available on some investments at quarter end. Average investment balances in the first six months of 2011 were $32.8 billion. Total investments at June 30, 2011 included $10.8 billion of mortgage-backed securities and $17.1 billion of other instruments, which are generally short-term and held to support members’ funding needs, protect against the potential inability to access capital markets for debt issuances, and augment earnings. Less than one percent ($0.1 billion) of the mortgage-backed securities held were private-label mortgage-backed securities (triple-A rated), while over 99 percent were issued and guaranteed by Fannie Mae, Freddie Mac or a U.S. Agency. None of the FHLBank’s investments were considered to be other-than-temporarily impaired at June 30, 2011.

Risk Exposure

The FHLBank believes that its net liquidity position remained strong during 2011, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. However, the current federal fiscal and political challenges regarding the federal budget deficit and debt ceiling could cause adverse reactions in the financial markets, which could result in higher interest rates, higher FHLBank borrowing costs and, in an extreme scenario, an inability to access potential liquidity needs on acceptable terms. Because of the uncertainty of the situation and its potential for unfavorable consequences on the FHLBank, the FHLBank has taken actions to temporarily bolster its asset liquidity.

Market risk exposure was moderate at the end of the quarter and was within the normal range of historical positioning. The FHLBank expects its business will continue to generate a competitive return on member stockholders’ capital investment, except potentially in the most extreme cases of greater market and business risks.

The FHLBank also continued to experience limited overall credit risk exposure from offering Advances, making investments, and executing derivative transactions. Based on analysis of credit risk exposures and application of GAAP, the FHLBank required no loss reserve for Advances and considered no investments to be other-than-temporarily impaired as of June 30, 2011. The FHLBank believes its policies and procedures related to credit underwriting, Advance collateral management, and transactions with investment and derivative counterparties continue to mitigate these risks.

Although the FHLBank increased its allowance for credit losses in the Mortgage Purchase Program to $14.8 million at June 30, 2011, the FHLBank believes that credit risk in the mortgage loan portfolio will remain moderate. However, in an adverse scenario of further extreme reductions in home prices and sustained elevated levels of unemployment, credit losses experienced in the portfolio could sharply increase.

Capital Stock and Retained Earnings

The amounts of GAAP and regulatory capital changed less than one percent between December 31, 2010 and June 30, 2011. The GAAP capital-to-assets ratio at June 30, 2011 was 5.33 percent, while the regulatory capital-to-assets ratio was 5.83 percent. Both rates were well above the regulatory required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP.

Retained earnings were $448 million at June 30, 2011, an increase of $10 million (two percent) from year-end 2010. Retained earnings are well above the FHLBank’s assessment of the minimum amount needed to protect against impairment risk of capital stock. The business and market environments were conducive to generating sufficient earnings to allow the FHLBank to continue paying stockholders a competitive dividend return in the first two quarters of 2011 while also increasing retained earnings.

Housing and Community Investment

In more than 20 years of partnering with members and housing organizations, the FHLBank has awarded $434 million for nearly 58,000 housing units through its Affordable Housing Program and Welcome Home Program. In the first six months of 2011, the FHLBank’s earnings were sufficient to add $10 million to the programs, which will be awarded to members in 2012. In addition, the FHLBank maintains a voluntary housing program with a commitment of $1 million to help provide ramps for persons with mobility restrictions and accessibility rehab for special needs and elderly homeowners.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help our members create affordable housing and promote community economic development. The FHLBank has 738 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30,	December 31,	Percent
	2011	2010	Change (2)
Total assets	$66,618	$71,631	(7)%
Advances (principal)	28,578	29,512	(3)%
Mortgage loans held for portfolio (principal)	7,473	7,701	(3)%
Total investments	27,940	33,314	(16)%
Consolidated Obligations:
Discount Notes	32,916	35,003	(6)%
Bonds	28,052	30,697	(9)%

Total Consolidated Obligations	60,968	65,700	(7)%

Mandatorily redeemable capital stock	324	357	(9)%
Capital stock	3,113	3,092	1%
Retained earnings	448	438	2%
Total capital	3,554	3,523	1%
Regulatory capital (1)	3,885	3,887	—
Capital-to-assets ratio (GAAP)	5.33%	4.92%
Capital-to-assets ratio (Regulatory) (1)	5.83%	5.43%

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
	2011	2010	Change(2)	2011	2010	Change(2)
Total interest income	$263	$322	(18)%	$540	$648	(17)%
Total interest expense	(197)	(258)	24	(403)	(516)	22

Net interest income	66	64	4	137	132	4

Provision for credit losses	(1)	—	NM	(4)	—	NM
Other income	—	5	NM	4	8	(56)
Other expense	(13)	(13)	(10)	(28)	(25)	(9)
Assessments	(14)	(15)	10	(29)	(31)	6

Net income	$38	$41	(8)	$80	$84	(5)

Return on average equity	4.28%	4.66%		4.53%	4.82%
Return on average assets	0.22%	0.24%		0.23%	0.24%
Net interest margin	0.39%	0.38%		0.40%	0.38%
Annualized dividend rate	4.50%	4.50%		4.50%	4.50%
Average 3-month LIBOR	0.26%	0.43%		0.29%	0.35%

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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